Exhibit 4.1

Amendment and Termination Agreement

Amendment and Termination Agreement, dated as of February 3, 2012 (the “Amendment”) to the Rights Agreement, dated as of September 26, 2011 (the “Rights Agreement”) by and between ChinaCast Education Corporation (the “Company”) and Continental Stock Transfer & Trust Company, as Rights Agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent have heretofore entered into the Rights Agreement; and

WHEREAS, the Board of Directors of the Company (the “Board”) has adopted resolutions authorizing the Company to terminate the Rights Agreement and all outstanding Rights (as defined in the Rights Agreement);

WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement to cause the immediate expiration of all outstanding Rights and to terminate the Rights Agreement;

NOW THEREFORE, the parties hereto agree as follows (capitalized terms used herein without definition shall have the meaning ascribed to such terms in the Rights Agreement):

Section 1. Amendments to the Rights Agreement.

A. Section 1(m) of the Rights Agreement is hereby amended in its entirety to read as follows:

“(m) “Expiration Date” shall mean the earliest of (i) the exchange of all outstanding Rights pursuant to Section 24, (ii) the redemption of all outstanding Rights pursuant to Section 23 and (iii) the close of business on February 3, 2012.”

B. The fifth paragraph of Exhibit C to the Rights Agreement (Summary of Rights to Purchase Shares of Junior Participating Preferred Stock) is hereby amended in its entirety to read as follows:

“The Rights are not exercisable until the Distribution Date. The Rights will expire at the close of business on February 3, 2012.”

Section 2. Termination of Rights Agreement. The parties hereby agree that the Rights Agreement shall be terminated at the close of business on February 3, 2012.

Section 3. Miscellaneous.

A. This Amendment shall become effective as of the date first above written.

B. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely within such State.

C. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Rights Agreement to be duly executed and attested all as of the day and year first above written.

CHINACAST EDUCATION CORPORATION

By:	/s/ Antonio Sena
Name:	Antonio Sena
Title:	Chief Financial Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ John W. Comer, Jr.
Name:	John W. Comer, Jr.
Title:	Vice President

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